PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS SECOND QUARTER 2011 EARNINGS
Tuesday, July 26, 2011 11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended June 30, 2011.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Facilitator Instructions.] This call is also being recorded. If you object to the recording, please disconnect your line.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's 2nd quarter 2011 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of preparation commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer; each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you. Good morning and welcome to our call.

This morning, Peoples Bancorp reported earnings of $2.7 million or 26 cents per common share for the second quarter of 2011. Earnings results were significantly improved from 13 cents in the first quarter, and were comparable with 27 cents in last year's second quarter. A decrease in loan related credit costs was the primary driver of improved performance versus the first quarter. While we also experienced a significant reduction in credit cost compared to the prior year, the improvement in bottom line earnings was masked by the sizeable security gains realized last year which totaled 14 cents per share after tax.

Our top priority is to restore asset quality to a more reasonable state, and we continued to make progress toward that end in the second quarter. We completed a case-by-case review of our entire criticized loan portfolio, and have been aggressively seeking resolution on problem assets. We sold two nonperforming loans during the second quarter at a net gain of $500 thousand. We also realized a $300 thousand dollar gain on the sale of a property held in OREO. However, these gains were offset by write-downs on other OREO properties of $1.3 million to reflect updated collateral values. We saw a modest decline in our criticized asset levels during the quarter, and our migration trends were encouraging. In addition, all of our key nonperforming assets ratios improved over the linked quarter. Peoples' allowance for loan loss as a percentage of nonperforming assets increased to 80% at June 30th.

Net chargeoffs totaled $1.6 million or 0.67% of loans, which was substantially lower than recent quarters. Both gross chargeoffs and recoveries improved over the linked and prior year quarters due in part to our proactive management of problem credits. Provision for loan losses also decreased to just $2.3 million as compared with $5.3 million in the first quarter. The build in our allowance for loan losses resulted from specific reserves for loans placed on nonaccrual status during the quarter. Loan delinquencies from 30 to 89 days continued to be at favorable levels below 1% during the quarter.

We are cautiously optimistic that our asset quality will continue to trend in a positive direction for the second half of the year. However, there is very little economic growth in our core markets. This means that our customers and real estate values may continue to be pressured well into next year. But, we have been encouraged in the stabilization of our trends. We are actively pursuing candidates for our open Chief Credit Officer position, and hope to have it filled in the near future. We believe that asset quality remains our most important current focus, but we are turning our attention toward ways of generating profitable revenue.

In core business results, net interest income and margin were comparable to the first quarter, despite declines in average earning asset balances. Non-interest income was slightly higher than the second quarter of 2010, and remained a key part of Peoples diversified revenue stream. Operating expenses were in line with the first quarter and up modestly from last year's second quarter.

At June 30th, our company showed improvement in its already strong equity position. This was due to higher earnings and a shift in the payment schedule of our common dividend. Our tangible common equity to tangible assets ratio was 7.83%, up 47 basis points from the end of the first quarter, while our total risk-based capital ratio climbed to 16.96% from 16.60%. Our capital ratios have remained substantially higher than the regulatory minimums needed to be considered “well capitalized”. We are positioning for the return of our remaining TARP capital by the end of the year or early 2012 without a capital raise.

I will now turn the call over to Ed Sloane, Peoples Bancorp's CFO, for his comments on second quarter results.

Edward Sloane: Thanks Chuck.

As Chuck mentioned, net interest income and margin were virtually unchanged from the linked quarter at $13.4 million and 3.43%. This was in spite of a $15 million dollar decline in average earning asset balances. Approximately $9 million of the decrease was in nonaccrual loans, which bolstered margin. We saw positive growth in our consumer loan balances offsetting some of the declines in our commercial and real estate portfolios. This shift toward higher-yielding assets also benefitted margin for the quarter. In addition, a large public deposit relationship re-priced much lower during the quarter, aiding both real-dollar net interest income and margin.

Loan growth continued to be elusive during the second quarter, as period-end loan balances decreased by

$8 million. We had a number of large payoffs, including a single $6 million credit that went to the capital markets. Our new funded commercial loan production has lagged our targets through the first half of the year, but we are beginning to see activity increase. In addition, we have approximately $27 million in new commitments from 2011 that had not yet funded at June 30. We are optimistic that we can stabilize commercial loan balances through the second half of the year. But, we will be challenged due to payoffs and our proactive stance on problem credits. There was nice growth in our consumer auto loan portfolio due to targeted marketing efforts and a natural pick-up during the summer months. We are working on ways to make consumer lending a larger part of our portfolio going forward, but in a measured and profitable way.

Period end deposit balances were relatively flat as compared with the linked quarter. Decreases in CD and money market balances were offset by increases in checking and savings accounts. On a quarterly average basis, this trend was much more pronounced, in accordance with our balance sheet strategy. This deposit mix shift toward lower-cost, core funding has consistently improved our cost of funds over the past several quarters. Going forward, we anticipate slight reductions in our cost of funds for the third quarter. We have a $7.5 million wholesale funding contractual maturity in August in the high 4% range, and a number of higher-cost CDs coming due which we anticipate replacing at a much lower cost.

Our balance sheet remains liquid and well positioned for a rising rate environment. But until there is movement in market rates, we will manage our balance sheet for increased profitability through mix shift. Like other financial institutions, the reduction in long-term interest rates has lowered our expectations for earning asset yields going forward. We are maintaining a relatively short effective duration in our investment portfolio rather than stretching for yield through credit risk or term extension. We feel that the market is not adequately compensating us for these risks. Therefore, in the absence of meaningful loan growth, we would anticipate flat to slightly contracting margin for the third quarter.

In other operating results, Peoples' non-interest income was $7.9 million, up 1% from the prior year quarter. Growth was due to stronger results in electronic banking, brokerage, and fiduciary revenue. Non-interest income was down $483 thousand from the linked quarter. However, this decrease was due to us recognizing $943 thousand of annual insurance profit sharing revenue in the first quarter. Other results were positive as compared with the first quarter, led by a 13% increase in service charge income. Service charges were aided by the full implementation of our new consumer checking product line in March and seasonal increases in the summer months. Electronic banking revenue was also up, along with regular property & casualty insurance revenue, brokerage, and trust revenue. We are strategically thinking about ways that we can continue to build on fee-based businesses, especially in the insurance and wealth management areas. Actions could include the hiring of new producers and possible whole agency acquisitions.

We continued to maintain good operating expense control for the second quarter. Total non interest expense was comparable to the linked quarter, and up only 3% from the prior year quarter. Employee benefit costs and professional fees were up versus the linked and prior year quarters. However, these increases were partially offset by lower FDIC insurance premiums and decreases in costs associated with commercial loan work-outs. As compared with the same quarter last year, our base salaries expense was up a modest 1%. In the second half of 2011, we anticipate some additional expenses associated with hiring new producers in the commercial lending and wealth management areas, as well as from the hiring of some open senior management positions. We are investing in our company where it makes sense to drive revenue growth for the future. However, we are still focused on controlling expenses where possible as we continue through this business cycle.

And now I will turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks Ed.

As I mentioned on our last quarterly conference call, my immediate focus upon arriving at Peoples was to make progress in the area of asset quality. I am encouraged in the improvements we've made so far, and am confident that we can continue to make strides throughout the second half of 2011. I'm not ready to say that our asset quality is back to normal, but we are headed in the right direction. We had a very nice quarter in terms of earnings, as we got some relief from the abnormally high credit costs we've had in recent quarters. There were positive results in non-interest revenues and operating expense, but we're still struggling to grow top line revenue due to loan balance contraction. We have a number of strategic initiatives underway in order to turn the tide on loan balances. These include the hiring of new producers, opening of loan production offices in new markets, and entry into niche lending sectors.

Asset quality is still “job one”, but we are also turning an eye toward the future and the issue of how to grow revenues. Our plan involves organic growth through better front line production and production management, as well as preparing for acquisitions of insurance agencies, branches, or whole banks. We have opportunities for growth in our markets in the area of consumer lending, and we also are developing our branding and marketing strategies. We have successfully executed some targeted auto loan promotions, and we intend to continue these strategies through the end of the year. We have also allocated more of our budget to our marketing efforts in order to increase sales and brand awareness.

We have evaluated the risks associated with these initiatives and will remain disciplined in our pursuit of growth. This will include maintaining sound underwriting standards and prudent risk management.

I am very encouraged after my first 100 days as CEO of Peoples and am positive that the future is bright. I have visited each of our offices and been impressed with the dedicated associates around the company. The second quarter was better than expected, and I believe that we can build on the momentum. We are determined to return the company to a steady, dependable performer with growing shareholder returns. We will succeed through disciplined execution of our strategies and partnerships with our clients and communities.

This concludes our commentary, and we will open the call to questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Ed Sloane, Chief Financial Officer. I will now turn the call back into the hands of Denise. Thank you.

Question and Answer Session

Facilitator: [Facilitator Instructions.] We have a question from Daniel Cardenas from Raymond
James. Please go ahead, sir.

Daniel Cardenas: Good morning, guys.

Charles W. Sulerzyski: Good morning.

Edward Sloane: Good morning.

Daniel Cardenas: Chuck, quick question for you. I mean I know you've only been there a 100 days, but has that given you enough time to go through the entire non-performing portfolio?

Charles W. Sulerzyski: Yes, and gone through it more and once actually. So we've got to set up loan-by-loan review the first few weeks that I was here and we are working our way through it for the second time. So, yes.

Daniel Cardenas: Okay. And then, just kind of a clean up question here. Level of TDRs, did you guys - I didn't see that in the press release. Do you guys have that number? I know it's been pretty close the zero, but?

Edward Sloane: That's the still the case, Dan. This is Ed.

Daniel Cardenas: Okay. All right. And then, looking at loan growth, I mean it sounds like you have a number of initiatives underway to kind of rev that up a little bit. Wanted to get some insight in terms of - you talked about opening LPO in new markets, which markets you were targeting and what's kind of the timeframe for opening and how many do you plan on opening?

Charles W. Sulerzyski: We have added a producer to the organization in Charleston, previously we were not in Charleston. He has just started, don't expect any meaningful production in the next quarter, but I'm hoping that we start to see stuff before the end of the year and throughout 2012. We want to make sure that we're recruiting individuals that have the same view that we do in terms of the credit markets and ideally we will identify folks that we know, either myself or the Chief Commercial Officer or some of our credit people. So for the time being, we don't see ourselves adding in any market in the near future that's outside of our footprint.

Daniel Cardenas: Okay. And then the growth that we saw in the consumer side, you said it was primarily indirect related. Is that correct?

Edward Sloane: It was primary auto; it was both indirect and branch related.

Daniel Cardenas: All right. What kind of competition are you seeing from the auto folks themselves? Is it pretty tough right now, is it intensifying or...?

Charles W. Sulerzyski: Yeah, I mean obviously they have the desire to sell cars in terms of the captives and we have the desire to get a profitable return on the assets that we would put on the books. But I do believe there are still opportunities together - remember that in a lot of our geography, our auto dealers are very small, lucky to sell 20 cars a month. And I don't think that they are getting visited from Wells Fargo or Chase with regularity.

Daniel Cardenas: Okay. Okay, all right. Good luck. I'll just kind of - I'll step back right now and see if anyone else has any questions.

Facilitator: Our next question comes from John Conlon, shareholder. Please go ahead sir.

John Conlon: Gentlemen, how are you today?

Charles W. Sulerzyski: Fantastic.

John Conlon: Great. Chuck, in listening to your responses to the questions that were just asked by

Daniel. Do you - apparently you considered Charleston a strong growth market. Is that why you are focusing there for commercial loan growth?

Charles W. Sulerzyski: I'm focusing there as an add-on to our current market for a variety of different reasons. It has characteristics that are similar to current markets. It is less competitive in my eyes than going to a Cincinnati, a Columbus or a Pittsburgh. And I believe it's a market that we can do well in.

John Conlon: So BBT and those types of financial institutions aren't as - what as aggressive as the Chases of the world et cetera?

Charles W. Sulerzyski: That's not what I said. I - you know I said that I think that it has the characteristics of the markets that we do business in and like to do business in. I have respect for those competitors and - but there is a relative absence of major competitors.

John Conlon: Well what bothers me with that comment - and I worked there for a long time, I don't think any of the markets that you are operating in, in particular on a full to service basis are dynamic markets. So that kind of implies, and please correct me and help me to understand, if it's different, kind of implies that's where you're going to focus any growth in terms of insurance agencies and other banks. Is that what you are saying?

Charles W. Sulerzyski: John I like our markets. I see all our markets as being relatively less competitive as it relates to national competition. I think there is a lot of aggressive, high quality, community organizations in our market, but I think the absence of the large and national competitors is an advantage for us. It's obviously no secret that the economics in our area are difficult, but in many cases not as difficult as one might think, for instance, our major market here in Washington County the unemployment rate is below the state average in Ohio. So - but we're obviously in the Midwest in Ohio, West Virginia and Kentucky and in the parts of those states that we are in, no one is going to characterize those as growth markets.

John Conlon: Well it seems to me that outside of the Washington County market, where I guess you're close to number one; and that goes back years and years, the other markets does that mean that you - that that we as shareholders at least within a year or two should expect a stronger market position, i.e., because they're number one, two or three. Now giving examples such as in Athens?

Charles W. Sulerzyski: You know Athens to us is a market that we would like to have a higher share in then we do. But we have other counties in our footprint, where our share is north of 20%. And so longer-term strategically, we would like to do acquisitions that allow us to increase our share in our current footprint and selectively allow us to expand.

John Conlon: Well, why don't you define the footprint for me as the shareholder, so I understand what you're saying?

Charles W. Sulerzyski: There is a picture of the footprint in the Annual Report. And John I believe you worked here for a number of years, you know our branch distribution well. So what I would like to suggest is, let's give someone else an opportunity to ask some questions and we will come back if necessary.

Facilitator: Our next question is from Brian Horey from Aurelian. Please go ahead.

Brian Horey: Thanks for taking my question. There have been reports of oil and gas leasing in Eastern Ohio and various counties. I'm just wondering if you're seeing any of that going on in your footprint or not?

Charles W. Sulerzyski: Yes, the shale activity for gas is creating quite a stir in much of our footprint. Most of the operations are being done by Fortune 500, Fortune - large companies, gas companies, drilling companies. There is an opportunity for us in terms of our customers who are being offered - offered money for their land for the gas rights underneath their land, and that is creating some opportunity for us. We've done a number of customer symposiums in a variety of our markets, where we brought together our clients as well as prospects with attorneys with accountants, with people from drilling operations, and we see this is an opportunity for us to help facilitate these introductions and I think it's beneficial for us.

Brian Horey: Okay. Can you talk about the other - what you see as the other economic drivers within your footprint, either from an industry standpoint or just, with regard to just general economic trends?

Charles W. Sulerzyski: In terms of general economic trends, our counties that we do business in are relatively close to the state averages in terms of unemployment, we have a few counties that we do business in that are more scarcely populated with higher unemployment of beyond 2% more than state averages. In terms of activity, I would say that we continue to see relatively conservative approach by consumers, appetite for loans is not great. Even though we had some increase in the second quarter, I think it was more seasonal and related to our growth increases related to, frankly, a small denominator. In the commercial side, we're beginning to see a little bit more demand. We have participated in several hospital deals that were spurred on by their needs to automate functions that allow them to be in compliance with the healthcare legislation. So that's been an opportunity for us. And beyond that, it's kind of general C&I activity.

Brian Horey: Okay and are there any particular industrial sectors that, that - who has out there or lack there, would impact you one were the other?

Charles W. Sulerzyski: We would - I would say it's pretty well diversified. I think there is no one sector that if it started going south or north would kill us. Our portfolio - our portfolio is very heavily skewed to commercial real estate so, obviously, commercial real estate values are advantageous to us. I would say, we see more signs of stabilization than anything else right now. So, I would say than that - we are hanging in there. I believe we can improve our performance in terms of loan growth, even without a change in the economy. I think we have some opportunities in terms of sales disciplines and I think we will be and we have already become more aggressive in terms of outreach from the past number of years. We've had our hands full, you know with some portfolio issues.

Edward G. Sloane Jr.: And Brian, this is Ed Sloane. If we look just beyond, we look beyond the loan growth as well. It's not all about revenue generation through loan growth, we also have a pretty diversified revenue stream. Our wealth management services are extensive as well as our insurance and we look to those areas as providing us good growth opportunities as we move forward. In the wealth management area, there are plans of adding new producers to that area as well as insurance and then there are also a possibility of acquisition opportunities that are out in the market now, at least in our footprint in the insurance area. So that's one of the strengths of this company is 35% of our revenue stream comes from fee based type revenue.

Brian Horey: Okay, thank you very much.

Chuck Sulerzyski: Thank you.

Facilitator: [Facilitator Instructions] We have another question from Daniel Cardenas from Raymond James. Please go ahead.

Daniel Cardenas: Hey guys, I know you indicated in the call that you expect to repay TARP by the end of this year or early next year. Are you considering at all participating in the SBLF?

Edward Sloane: We have considered that. Our plan still is - it's a very short-term plan. The expectation is as we see these trends in the credit area continue to improve and we sustain those trends over the period of the second half of this year that we believe that we're going to be in a position to return TARP towards the end of this year, beginning of next. That's our focus right now, Dan.

Charles W. Sulerzyski: And we would do that without raising capital. We have the capital today to do that.

Daniel Cardenas: Okay. But - I understand you're looking to exit out of TARP, but does that mean the small business leading fund, is that under consideration or is that out of question right now, or?

Chuck Sulerzyski: We're considering it, we have an application in and we'll look at it at the appropriate time.

Edward Sloane: Right.

Daniel Cardenas: Got you. Okay. And then your tangible common equity ratio, that's been trending nicely over the last couple of quarters. Given some of the comments regarding M&A, either whole bank branches or insurance facilities, what - I mean do you feel your capital levels are adequate right now to execute on those strategies or would you need to go to the capital markets at some point in time?

Edward Sloane: I think that - I'd like to just think about it a little sequentially. Our first priority is to payback TARP. Before paying back TARP, we're not going to be doing a bank acquisition. We may look at an insurance acquisition, but those are relatively inexpensive in terms of the amount of money that it would take to do the types of things that we're looking at. We'll judge it on a go-forward basis in terms of acquisitions. We wouldn't be opposed if there was a good opportunity to do a deal, but that's not what we're currently focusing on.

Daniel Cardenas: And then what do you feel, what's the minimum TCE ratio you feel comfortable with?

Edward Sloane: Yes, I'd like to say probably in the 6% to 6.5% range. But that is something that's part of our planning for M&A as we go through this year. As Chuck indicated, this is a year of fixing some of the issues that we had in the credit front and then positioning ourselves for growth as we move in the next year. So we look at this year as a planning year, as it relates to bank acquisitions.

Daniel Cardenas: Good, good. And then just one quick question on expenses. How should we be looking at the expense rate, the run rate for the second half of the year on a quarterly basis, just given some of the plans that you're considering right now?

Chuck Sulerzyski: You know pretty much in line with what you've seen, maybe a hair of an increase as we get some of these new hires in place. Having said that though I think we have some opportunities on the go forward basis, in 2012 versus 2011 that will help us from an expense standpoint. Those would include less recruiting expense next year than this year. We have some vendor management opportunities in terms of some of the tools that we use that we think we can replace and use alternatives that will give us hundreds of thousands of dollars of expense savings. So, you know we are keeping a tight focus on expenses and you know, will do so as part of our ongoing way of doing business.

Edward Sloane: Yeah and to add to that Dan branch network optimization is another area of focus for us it has been over the last couple of years. You know a couple of other things we've seen as cost savings for us during the course of this year, our FDIC insurance premiums are lower and also our loan workout type costs or problem loan workouts are much lower than what they were last year.

Daniel Cardenas: Okay, so on the branch rationalization, you're at what 48 locations right now, 48 branches?

Chuck Sulerzyski: We have 47 today; we have announced the closing of two branches which close on August 15.

Daniel Cardenas: Okay. All right, good, all right, thank you.

Chuck Sulerzyski: Thank you.

Edward Sloane: Thank you.

Facilitator: I show no further questions at this time. Gentlemen, would you like to make any closing remarks.

Charles W. Sulerzyski: Thank you for participating in today's call. I appreciate the opportunity to update you on our results and look forward to future calls. On behalf of Ed and I, thank you.

Facilitator: This will conclude today's conference. Thank you and you may disconnect.

END